SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 9, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.6 billion revenue passenger miles (RPMs) in August 2014, a 4.9 percent increase from the 9.2 billion RPMs flown in August 2013. Available seat miles (ASMs) remained relatively flat compared to the August 2013 level of 11.3 billion. The August 2014 load factor was 85.5 percent, compared to 81.3 percent in August 2013. For August 2014, passenger revenue per ASM (PRASM) is estimated to have increased in the five to six percent range as compared to August 2013.
For the first eight months of 2014, the Company flew 73.0 billion RPMs, compared to 70.8 billion RPMs flown for the same period in 2013, an increase of 3.1 percent. Year-to-date ASMs decreased 0.2 percent to 88.1 billion from 88.3 billion for the same period in 2013. The year-to-date load factor was 82.9 percent, compared to 80.3 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

AUGUST
	2014	2013	Change
Revenue passengers carried	9,442,224	9,106,397	3.7%
Enplaned passengers	11,890,205	11,456,302	3.8%
Revenue passenger miles (000s)	9,622,273	9,169,665	4.9%
Available seat miles (000s)	11,252,402	11,273,299	(0.2)%
Load factor	85.5%	81.3%	4.2 pts.
Average length of haul	1,019	1,007	1.2%
Trips flown	106,663	112,448	(5.1)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	73,964,223	73,026,626	1.3%
Enplaned passengers	91,145,675	89,911,483	1.4%
Revenue passenger miles (000s)	73,000,579	70,833,243	3.1%
Available seat miles (000s)	88,082,240	88,254,778	(0.2)%
Load factor	82.9%	80.3%	2.6 pts.
Average length of haul	987	970	1.8%
Trips flown	846,743	891,956	(5.1)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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